EXHIBIT 99.1

                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                  FOR QUARTER AND YEAR ENDED DECEMBER 31, 2005

                         NET INCOME REACHES $5.7 MILLION
                            EARNINGS PER SHARE UP 85%
                          RETURN ON EQUITY EXCEEDS 19%

SAN JOSE, CA - FEBRUARY 2, 2006 -- Bridge Capital Holdings (NASDAQ: BBNK), whose sole subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the Nation, today announced financial results for the fourth quarter and year ended December 31, 2005.

         The Company reported net income of $1,884,000, or $0.28 per diluted share, for the three months ended December 31, 2005. The fourth quarter result compared to net income of $1,130,000, or $0.17 per diluted share, in the same period one year ago. Net income for the year ended December 31, 2005 was $5.7 million, or $0.85 per diluted share, and compared to $3.0 million, or $0.46 per diluted share for 2004.

         "2005 was a good year for the Company. We achieved improved operating results while we expanded into new lines of business and opened several new loan production offices in strategic markets," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "This positions Bridge Bank to continue its focus on growing its base of business clients by delivering superior business financial solutions through our team of top-tier bankers."

         For the quarter ended December 31, 2005, the Company's return on average assets and return on average equity were 1.44% and 19.36%, respectively. The Company's return on average assets and return on average equity for the year ended December 31, 2005, were 1.23% and 15.90%, respectively.

         "The Board is pleased with the progress of the Bank," stated Allan C. Kramer, M.D., Chairman of Bridge Capital Holdings. "In addition to producing improved earnings, we continue to invest in the future of the Bank and build infrastructure to capitalize on attractive growth opportunities."

         Bridge Capital Holdings reported total assets at December 31, 2005 of $536.5 million, compared to $401.8 million on the same date one year ago. The increase in total assets represented growth of $134.7 million, or 34%, compared to December 31, 2004.

         The Company's total deposits were $468.2 million as of December 31, 2005, compared to total deposits of $352.5 million as of December 31, 2004. The increase in deposits represented growth of $115.7 million, or 33%, compared to December 31, 2004.

         The Company reported total loans outstanding at December 31, 2005 of $440.0 million, which represented an increase of $145.4 million, or 49%, over $294.6 million for the same date one year earlier.

         Earnings growth was driven primarily by growth in net interest income. Net interest income of $8.4 million for the quarter ended December 31, 2005 represented an increase of approximately $3.2 million, or 62%, over $5.2 million reported for the same quarter one year earlier primarily attributed to growth in average earning assets of $121.5 million, or 34%, compared to the same quarter in 2004. In addition, net interest income benefited from increases in short-term interest rates. The interest rate earned on a majority of the Company's earning assets, including loans, adjusts with the movement in short-term interest rates. As such, the nature of the Company's balance sheet is that assets have a greater impact on net interest income than liabilities over time as short-term interest rates change. Net interest income also benefited from higher balance sheet leverage. The Company's loan-to-deposit ratio, a measure of leverage, averaged 86% during the quarter ended December 31, 2005, which compared to an average of 83% for the same quarter of 2004.

         For the year ended December 31, 2005, net interest income of $27.5 million represented growth of $10.9 million, or 66%, over 2004, also attributed to growth in average earning assets, improved balance sheet leverage and increases in short-term interest rates. Average earning assets of $425.5 million for the year ended December 31, 2005 represented growth of $107.9 million, or

34%, over 2004, and the Company's average loan to deposit ratio was 86% in 2005 compared to 80% in 2004.

         The Company's net interest margin for the fourth quarter and year ended December 31, 2005 were 7.00% and 6.46%, respectively, compared to 5.84% and 5.21%, respectively, in the fourth quarter and year ended December 31, 2004.

         The Company provided $600,000 to the allowance for loan losses for the three months ended December 31, 2005 compared to $286,000 provided in the quarter ended December 31, 2004. In the year ended December 31, 2005, the Company provided $2,162,000 to the allowance for loan losses compared to $1,671,000 provided in 2004. The allowance represented 1.35% of gross loans at December 31, 2005, compared to 1.41% at December 31, 2004. The Company reported non-performing assets of 0.53% and 0.35% of gross loans at December 31, 2005 and 2004, respectively.

         The Company's non-interest income for the quarter ended December 31, 2005 was $1,282,000, compared to $1,121,000 for the same period one year ago. For the year ended December 31, 2005 non-interest income was $4,197,000, compared to $3,855,000 for 2004. Non-interest income is primarily comprised of gains realized on sales of SBA loans.

         Non-interest expenses of $5.9 million for the quarter ended December 31, 2005 represented an increase of $1.8 million, or 45%, compared to $4.1 million in the same quarter of 2004. The Company's efficiency ratio, the ratio of non-interest expenses to revenues, improved to 61% for the quarter ended December 31, 2005 from 65% in the same quarter one year earlier. For the year ended December 31, 2005, operating expenses of $20.0 million represented an increase of $6.4 million, or 47%, compared to $13.6 million for the year ended December 31, 2004. The Company's efficiency ratio, the ratio of non-interest expenses to revenues, improved to 61% for the quarter ended December 31, 2005 from 65% in the same quarter one year earlier. For the year ended December 31, 2005, the Company's efficiency ratio improved to 63% from 67% in 2004.

         "We are very pleased with our success in improving earnings per share by 85% while continuing to grow our business lines and broaden our product and service offerings," said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. "In 2005 revenues grew 55% and we began to see greater diversity across lines of business, all while improving our efficiency ratio to 61%."

         At December 31, 2005, shareholders' equity of the Company was $39.7 million, up from $33.1 million for the same date one year earlier. As a result, the Company was able to maintain a total risk-based capital ratio of 11.6%, substantially above the regulatory standard of 10.0% for "well-capitalized" institutions.

________________________________________________________________________________


ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at WWW.BRIDGECAPITALHOLDINGS.COM.

ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Santa Clara County's newest full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County and Dallas, TX business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at WWW.BRIDGEBANK.COM.

                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING'S ANNUAL REPORTS ON FORMS 10-K AND QUARTERLY REPORTS ON FORMS 10-Q ON FILE WITH THE SEC.


                            BRIDGE CAPITAL HOLDINGS

                                FINANCIAL RESULTS

                    QUARTER AND YEAR ENDED DECEMBER 31, 2005

(Dollars in Thousands)
                                                   THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                         _______________________________________      _____________________________________
                                                                     % INCREASE                                 % INCREASE
                                          12/31/2005     12/31/2004   (DECREASE)      12/31/2005     12/31/2004  (DECREASE)
                                         ___________    ___________  ___________      __________     __________  __________
OPERATING RESULTS:

      Interest income                    $    10,417    $     6,032       72.7%       $   34,118     $   19,457       75.4%
      Interest expense                         2,042            875      133.4%            6,615          2,896      128.4%
                                         ___________    ___________                   __________     __________
         Net interest income                   8,375          5,157       62.4%           27,503         16,561       66.1%

      Provision for loan losses                  600            286      109.8%            2,162          1,671       29.4%

      Noninterest income                       1,282          1,121       14.4%            4,197          3,855        8.9%
      Noninterest expense                      5,901          4,079       44.7%           19,981         13,596       47.0%
                                         ___________    ___________                   __________     __________
         Income before tax                     3,156          1,913       65.0%            9,557          5,149       85.6%

      Prov for Income Taxes                    1,272            783                        3,832          2,112
                                         ___________    ___________                   __________     __________
      Net income                         $     1,884    $     1,130       66.7%       $    5,725     $    3,037       88.5%
                                         ===========    ===========                   ==========     ==========
      Per share:
         Basic                           $      0.30    $      0.19       63.9%       $     0.93     $     0.50       85.4%
                                         ===========    ===========                   ==========     ==========
         Diluted                         $      0.28    $      0.17       64.4%       $     0.85     $     0.46       84.7%
                                         ===========    ===========                   ==========     ==========
      RATIOS:
      ROAA                                      1.44%          1.17%                        1.23%          0.89%
      ROAE                                     19.36%         13.91%                       15.90%          9.87%
      Net interest margin                       7.00%          5.84%                        6.46%          5.21%
      Efficiency                               61.11%         64.97%                       63.03%         66.59%
      ALLL/gross loans                          1.35%          1.41%
      NPA/gross loans                           0.53%          0.35%
      Risk-based capital                       11.58%         12.60%
      Average loans/deposits                   86.27%         83.16%
      Shares outstanding (000's)               6,228          6,098
      Book value per share               $      6.38    $      5.43

BALANCE SHEET
                                          12/31/2005     12/31/2004
                                         ___________    ___________
      END OF PERIOD
      _____________
      Assets                             $   536,520    $   401,834       33.5%
      Deposits                               468,158        352,456       32.8%
      Gross loans                            439,998        294,586       49.4%
      Allowance for loan losses                5,936          4,146       43.2%
      Shareholders' equity                    39,714         33,122       19.9%

      AVERAGE-QTR
      ___________
      Assets                             $   519,256    $   385,428       34.7%
      Earning assets                         474,889        353,398       34.4%
      Deposits                               462,514        347,329       33.2%
      Gross loans                            399,011        288,842       38.1%
      Allowance for loan losses                5,488          4,039       35.9%
      Shareholders' equity                    38,602         32,502       18.8%

